Exhibit 99.1

For Immediate Release

Starwood Property Trust, Inc. Reports Results for the Quarter Ended
September 30, 2013

– Quarterly Core Earnings of $0.61 per Diluted Common Share –

– Declares Dividend of $0.46 per Share for Fourth Quarter 2013 –

– Announces Spin-off of Single-Family Residential Business Targeted for First Quarter 2014 –

GREENWICH, Conn., November 7, 2013 /PRNewswire/ — Starwood Property Trust, Inc. (NYSE: STWD) today announced operating results for the third fiscal quarter ended September 30, 2013.  The Company’s Core Earnings, a Non-GAAP financial measure, were $104.4 million, or $0.61 per diluted share, for the third quarter of 2013, compared to $58.8 million, or $0.50 per diluted share, for the third quarter of 2012. Core Earnings for the nine months ended September 30, 2013 were $231.4 million, or $1.47 per diluted share, compared to Core Earnings for the nine months ended September 30, 2012 of $163.8 million, or $1.52 per diluted share. Core Earnings for the nine months ended September 30, 2013 includes $22.1 million, or $0.14 per diluted share, of  one-time expense attributable to the acquisition of LNR.

Net income attributable to the Company for the three months ended September 30, 2013 was $89.7 million, or $0.52 per diluted share outstanding, compared to $50.2 million, or $0.43 per diluted share outstanding for the three months ended September 30, 2012. Net income attributable to the Company for the nine months ended September 30, 2013 was $214.2 million, or $1.36 per diluted share outstanding, compared to $144.9 million, or $1.34 per diluted share outstanding for the nine months ended September 30, 2012. Net income for the nine months ended September 30, 2013 includes $22.1 million, or $0.14 per diluted share outstanding, of one-time expense attributable to the acquisition of LNR.

Barry Sternlicht, Chairman and CEO of Starwood Property Trust, commented, “This quarter is the first to reflect a full quarter’s results of the acquisition of LNR, which closed in April of this year.  Our strong financial performance was attributable to the continued acceleration of our loan origination business, with over $1.1 billion of quality investments closed during the quarter, as well as the significant performance of LNR, which offset the impact of our single family residential business during its ramp-up period.  Importantly, we are continuing to broaden our lines of business and gaining meaningful traction in building our European debt franchise. Our ability to systematically deploy capital into attractive investments, while keeping the LTV of our portfolio at less than 66%, continues to enhance our returns and contribute to our consistent results.”

Mr. Sternlicht continued, “We have deployed over $5.1 billion in capital since the beginning of 2013 and have been able to maintain our diversified and disciplined approach to investing. As we look out to 2014, our pipeline of originations remains extremely robust and we expect to continue capitalizing on new investment opportunities from LNR. Furthermore, we recently announced the spin-off of our single-family residential and non-performing residential mortgage loans business into a new public REIT, to be called Starwood Waypoint Residential Trust. This new company will be unleveraged, led by a best-in-class management team and will emerge as one of the largest investors, owners and operators of U.S. single-family rental homes and NPLs in the United States. We will continue to seek opportunities to leverage Starwood Capital Group’s considerable real estate market knowledge and relationships in order to create additional value for our shareholders.”

Highlights for the Third Quarter 2013 by Business Segment

Since its inception in 2009, the Company has focused primarily on originating and acquiring real estate-related debt investments and operated in one reportable segment. As a result of both the acquisition of LNR and the increased significance of the single family residential operation, the Company now has the following three reportable segments: Real Estate Investment Lending, LNR and Single-Family Residential.

Real Estate Investment Lending Segment

The Real Estate Investment Lending segment (the “Lending Segment”) represents the Company’s commercial real estate finance business.  During the third quarter of 2013, the Lending Segment originated and/or acquired $1.1 billion of new investments, of which $976.4 million was funded at closing and/or acquisition. The carrying value of the Lending Segment portfolio was $4.5 billion as of September 30, 2013.

The carrying value of the Lending Segment’s core investment portfolio was approximately $3.9 billion at September 30, 2013, which is anticipated to generate an annualized leveraged return of between 10.8% and 12.0% on an annually compounded basis.

The $1.1 billion of new investments during the third quarter of 2013 included the following significant transactions:

•                  Origination of a $275.0 million first mortgage loan secured by the leasehold interest on the Four Seasons Resort Hualalai, located in Hawaii.  Approximately $225.0 million was funded at closing

•                  Recapitalization of an existing loan into a $140.0 million first mortgage loan secured by an office building located in San Francisco, CA.  Approximately $115.0 million was funded at closing

•                  Refinancing of an existing loan into a $142.5 million first mortgage loan collateralized by a portfolio of hotel properties located across the United States

•                  Origination of a $67.0 million first mortgage and a $78.6 million mezzanine loan secured by a media campus located in Burbank, CA. Approximately $115.0 million was funded at closing

•                  Origination of a $102.6 million first mortgage and a $34.2 million mezzanine loan collateralized by eight office/research and development buildings located on a campus in San Jose, CA. Approximately $112.0 million was funded at closing

•                  Origination of a $112.0 million first mortgage loan secured by 844,820 square feet of land, fully entitled and approved for a 22 building master planned redevelopment located in Boston, MA

•                  Co-origination with an affiliate of the Company’s Manager of a $126.8 million EUR-denominated first mortgage loan collateralized by a portfolio of 225 retail properties located across Finland. The Company funded $53.8 million at closing

“With over 95% of our pipeline made of up LIBOR based floating rate loans and our policy of matching floating rate investments with floating rate debt and fixed rate investments with fixed rate debt, our Company remains well positioned to benefit from a rising rate environment,” said Boyd Fellows, President and Director of Starwood Property Trust.

The following is a summary of the Lending Segment’s investments as of September 30, 2013:

Lending Segment Investment Portfolio

(Amounts in millions)

Investment	Face Amount	Carry Value (1)	Existing Leverage (2)	Net Investment	Return on Asset	Leveraged Return (3)	Optimal Leveraged Return (4)
First mortgages held for investment	$1,964	$1,920	$582	$1,338	7.4%	8.3%	10.7%
Subordinated mortgages held for investment (subject to $95,000 participation liability)	559	524	4	520	11.7%	12.1%	12.1%
Mezzanine loans held for investment	1,355	1,343	150	1,193	11.9%	12.9%	12.9%
CMBS available-for-sale at fair value	100	113	—	113	13.3%	13.3%	13.3%
Total core portfolio of Lending Segment (3)	$3,978	$3,900	$736	$3,164	9.7%	10.8%	12.0%
First mortgages held for sale	67	66	—	66	3.7%
RMBS available-for-sale at fair value	453	316	73	243	11.5%
Loans transferred in secured borrowings	86	86	87	(1)
Debt security held to maturity	38	37	—	37
Equity Security	15	15	—	15
Investment in unconsolidated entities	35	35	—	35
Total investments	$4,672	$4,455	$896	$3,559

(1)         The difference between the Carry Value and Face Amount of the loans held for investment consists of unamortized purchase discount, deferred loan fees and loan origination costs. The difference between the Carry Value and Face Amount of the available-for-sale securities consists of the unrealized gains/(losses) on the fair value of the securities and unamortized purchase discount.

(2)         Current financings are either floating rate or swapped to fixed rate to match the interest rate characteristics of the underlying asset.

(3)         Leveraged returns for core investments as of September 30, 2013 are the compounded effective rate of return earned over the life of the investment determined after the effects of existing and projected leverage, and calculated on a weighted average basis.  The leveraged returns include the loan coupon, amortization of premium or discount, and the effects of costs and fees, all recognized on the effective interest method as disclosed in the Company’s filings. Leveraged returns are based upon management’s assumptions, which the Company believes are reasonable.  The leveraged returns are presented solely for informational purposes and will not equal income recognized in prior or future periods due mainly to the fact that (i) interest earned on the Company’s floating rate loans will change in the future when interest rates change, and these leveraged returns assume interest rates remain at current levels and (ii) the Company assumes that the leverage levels existing at September 30, 2013 will be maintained either throughout the remaining term of the applicable credit facilities or the remaining term of the investment, if shorter.  However, leverage levels in future periods will likely fluctuate as the Company manages its day-to-day liquidity.

(4)         The optimal leveraged return is calculated in the same manner as the leveraged return except (i) the assumed financing on any investments that are less than fully leveraged as of September 30, 2013 is increased to the full advance amount available under the Company’s credit facilities that has either been approved or is expected to be approved by the respective lender and (ii) the assumed syndication of first mortgages.

Loan to Value of Portfolio

The Company’s risk-adjusted investment strategy for the Lending Segment’s loan portfolio has resulted in an ending weighted average loan-to-value (“LTV”) ratio that has consistently been in the range of 62.5% to 66.0% for the past 18 months. The following table reflects the weighted average LTV ratio of the Lending Segment’s loan portfolio as of September 30, 2013:

Weighted Average LTV of Loan Portfolio (1)

	First Mortgages	Subordinated Mortgages	Mezzanine	Total (2)
Beginning LTV	0.0%	46.4%	39.5%	19.4%
Ending LTV	63.8%	73.4%	64.1%	65.1%

(1)         Underlying property values are determined by the Company’s management based on its ongoing asset assessments, and loan balances that are the face value of a loan regardless of whether the Company has purchased the loan at a discount or premium to par. Assets characterized as first mortgages include all loan components where the Company owns the senior most interest in the loan and assets characterized as subordinated mortgages are the subordinated components of first mortgages where the Company does not own the senior most interest in the loan.  For any loans collateralized by ground-up construction projects, the fully-funded loan balance is included in the numerator and an estimate of the stabilized value upon completion of construction in the denominator. Includes loans held for investment (excluding a $95.0 million participation liability) and first mortgages held for sale.

(2)         Represents the Company’s entire investment, which includes all components of the capital stack that it owns (i.e., first mortgages, subordinated mortgages and mezzanine loans).

LNR Segment

The Company acquired LNR on April 19, 2013.  In connection with the acquisition, the Company established several taxable REIT subsidiaries (“TRSs”) in order to permit it to participate in certain activities from which REITSs are generally precluded.  The TRSs house the special servicing operation, the conduit loan business and certain other real estate related operations.  As of September 30, 2013, $1.1 billion of the LNR Segment’s assets were owned by TRS entities.  These entities are taxed as corporations.  The remaining $0.4 billion of the LNR Segment’s assets as of September 30, 2013 were held by non-TRSs and are therefore not taxable.

For the third quarter, the LNR Segment contributed GAAP and Core net income of $44.5 million and $46.2 million, respectively, each after an income tax provision of $13.1 million and $7.0 million in shared cost allocations of management fees and corporate interest expense.  For the period from April 19, 2013 to September 30, 2013, the LNR Segment contributed GAAP and Core net income of $79.1 million and $81.8 million, respectively, each after an income tax provision of $24.0 million and $11.2 million in shared cost allocations of management fees and corporate interest expense.  GAAP net income was further impacted during these periods by an incentive fee cost allocation of $2.0 million.

These third quarter results compare to GAAP and Core net income in the second quarter stub period (April 19, 2013 to June 30, 2013) of $34.6 million and $35.6 million, respectively, with the third quarter exceeding these amounts by 28% and 30%, respectively.  The improved performance of this segment in the third quarter is principally due to: (i) the inclusion of the LNR Segment in the Company’s results for a full quarter, as opposed to only 72 days in the second quarter stub period; (ii) higher net profits from the conduit loan business; and (iii) higher gains on sales of CMBS.

At September 30, 2013, the carrying amount of the LNR Segment’s principal assets, consisting of CMBS, servicing intangibles and conduit loans, was $965 million and is summarized below:

LNR Investments as of September 30, 2013

(Amounts in millions)

Investment	Face Amount	Carry Value/Fair Value	Existing Leverage	Net Investment
CMBS	$2,859	$410	$—	$410
Special servicing intangibles	N/A	276	—	276
Conduit loans	273	279	205	74
Total investments	$3,132	$965	$205	$760

Significant activity during the quarter with respect to these assets includes:

•                  Net decrease in the fair value of the domestic servicing intangible on a GAAP basis of $3.9 million, which is better than had been underwritten.  The net decline is attributable to the amortization of this deteriorating asset, offset by increases in fair value due to the attainment of new servicing contracts in the quarter.  These new contracts contributed to an overall higher than expected balance of loans in special servicing.  Core net income was unaffected by the decline in the intangible

•                  The conduit loan business, including the impact of associated hedging, also continued to outperform underwriting expectations, with net profit of $20.6 million and $17.3 million on a GAAP and Core basis, respectively

•                  CMBS purchases of $33.4 million, including new issue B-piece purchases of $20.6 million

•                  Gains on sales of CMBS of $6.2 million

Single Family Residential (“SFR”) Segment

On October 31, 2013, the Company’s Board of Directors unanimously approved a spin-off of the SFR segment to its stockholders. The newly formed real estate investment trust (REIT), to be called Starwood Waypoint Residential Trust, will apply to list on the New York Stock Exchange and trade under the ticker symbol “SWAY.” Upon completion of the spin-off, SWAY will be one of the largest publicly traded investors, owners and operators of U.S. single-family rental homes (“SFR Homes”) and non-performing residential mortgage loans (“NPLs”) in the United States. SWAY Management, an affiliate of Starwood Capital Group, will serve as the manager of SWAY. In connection with the spin-off, Waypoint Real Estate Group (“Waypoint”), a leading vertically integrated single-family rental operating platform, will merge with SWAY Management.

As part of the spin-off, the Company expects to contribute $100 million in cash to SWAY to fund its growth and operations. In addition, at the time of the spin-off, SWAY also expects to have a fully committed financing line of credit with initial available borrowing capacity in excess of $400 million. Together, the available cash and credit facility will provide SWAY with the financial capacity to support its growth and operating plans.

The Company’s stockholders of record at the close of business on January 24, 2014, subject to the completion of the merger of Waypoint with SWAY Management, will receive one common share of SWAY for every five shares of the Company’s common stock.  The transaction is expected to close during the first quarter of 2014.

As of September 30, 2013, the Company’s single-family residential portfolio and NPLs, which will be owned and operated by SWAY following the completion of the spin-off, consisted of approximately 5,817 units.  The investment balance for this segment, net of depreciation, was $745.7 million as of September 30, 2013.  During the third quarter, the Company invested $213.8 million in SFR Homes, NPLs, and capital expenditures. The unlevered net yield from this portfolio is estimated to be between 6.0% and 6.5% based on leases in place and management’s estimates, including estimates of capital costs, management and other expenses and turnover frequency.

Investment Related Activity Subsequent to Quarter-End

Since October 1, 2013, the Lending Segment originated, acquired, and/or refinanced $876.7 million of new investments, of which $854.7 million was funded at closing and/or acquisition, which includes the following:

•                  Co-origination, with Starwood European Real Estate Finance, of a $467.1 million first mortgage loan to refinance the iconic Heron Tower in London. In conjunction with the loan closing, the Company obtained a LIBOR-based $340.6 million collateralized term financing facility and retained a $97.3 million junior position in the investment

•                  Refinancing of an existing loan into a $106.0 million mezzanine loan secured by the Hyatt Regency in New Orleans, LA.  Approximately $84.0 million was funded at close

•                  Origination of an $86.0 million first mortgage secured by 432 multifamily units and 23 retail units in San Francisco, CA

•                  Origination of a $250.0 million preferred equity investment on a 41 property portfolio of single tenant office and industrial buildings comprised of approximately 9.1 million square feet located across the United States

Investment Capacity

As of November 5, 2013, the Company had approximately $267 million of available cash and equivalents, approximately $137.7 million of net equity invested in RMBS that are classified as available-for-sale and $93.1 million of approved but undrawn capacity under existing financing facilities.  Accordingly, the Company has the capacity to acquire or originate an additional $400 million to $750 million of new investments.

Financing Activities

As of September 30, 2013, the Company had an aggregate outstanding balance of approximately $2.5 billion under ten financing facilities and two convertible senior notes. During the third quarter, the Company:

•                  Raised approximately $691.2 million in total gross proceeds through the sale of 28,750,000 shares of common stock

•                  Closed the sale of $460.0 million of convertible senior notes with a coupon rate of 4.0%, raising total proceeds of $450.2 million, net of the underwriter’s discount

•                  Closed in early August a $200.0 million standalone securitization (STWD 2013-FV1) of the senior component of a $285.0 million total financing secured by a portfolio of 123 Red Roof Inns.  The loan served to refinance a loan to the same borrower. The Company acquired the original loan in 2011, which was a 50/50 co-origination with another financial institution. The proceeds of the securitization were used to repay warehouse line borrowings secured by the original loan.

•                  Sold $261.6 million in face amount of first mortgage loans

•                  Upsized an existing financing facility to $225.0 million from $125.0 million, extended the maturity for an additional two years, expanded draw capacity, and reduced pricing

Subsequent to quarter end, the Company closed a new $340.6 million non-revolving warehouse line in conjunction with the financing of a GBP-denominated first mortgage. The Company is currently in discussions with lenders to upsize and extend certain existing financing facilities, all of which are expected to close in the fourth quarter.

Book Value and Fair Value Net of Minority Interest

The fair value of the Company’s net assets at September 30, 2013 was approximately $22.09 per fully diluted share, excluding appreciation from single-family residential homes, which based on recent third party valuation work is estimated to be 1.1x to 1.2x the Company’s cost basis. On a fully diluted basis, the Company’s GAAP book value at September 30, 2013 was $21.78 per share.

Dividend

On November 7, 2013, the Company’s Board of Directors declared a dividend of $0.46 per share of common stock for the quarter ending December 31, 2013. The dividend is payable on January 15, 2014 to common shareholders of record as of December 31, 2013.

2013 Guidance

For 2013, the Company is tightening its range of Core Earnings to $1.95 to $2.10 per diluted share from $1.90 to $2.10 per diluted share.  This guidance does not include the impact of a potential separation of the SFR Segment or any incremental (i) investments beyond the Company’s existing pipeline or (ii) capital markets transactions. In addition, this guidance reflects the Company’s estimates on the (i) yield on existing investments; (ii) amount and timing of capital deployment and (iii) cost of and continued access to additional financing.  All guidance is based on current expectations of future economic conditions, the dynamics of the commercial real estate markets in which it operates and the judgment of the Company’s management team.

Supplemental Schedules

The Company has published supplemental earnings schedules in order to provide additional disclosure and financial information for the benefit of the Company’s stakeholders.  These can be found at the Company’s website in the Investor Relations section under “Financial Information”.

Conference Call and Webcast Information

The Company will host a webcast and conference call on Thursday, November 7, 2013 at 10:00 a.m. Eastern Time to discuss third quarter results and recent events.  A webcast will be available on the Company’s website at www.starwoodpropertytrust.com.  To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary software.

To Participate in the Telephone Conference Call:

Dial in at least five minutes prior to start time.

Domestic:  1-800-289-0496

International:  1-913-312-0845

Conference Call Playback:

Domestic:  1-877-870-5176

International:  1-858-384-5517

Passcode:  8073305

The playback can be accessed through November 21, 2013.

About Starwood Property Trust, Inc.

Starwood Property Trust, Inc. is focused on originating, investing in, financing and managing commercial mortgage loans and other commercial real estate debt investments, commercial mortgage-backed securities (“CMBS”), and other commercial real estate-related debt investments. The Company through its 2013 acquisition of LNR now also operates as a special servicer in the United States and as a primary and special servicer in Europe and has expanded its product offering to include fixed rate conduit loans. Starwood

Property Trust, Inc. also invests in residential mortgage-backed securities (“RMBS”), residential real estate owned and non-performing residential loans, and may invest in non-performing commercial loans, commercial properties subject to net leases and performing residential mortgage loans. The Company is externally managed and advised by SPT Management, LLC, an affiliate of Starwood Capital Group, and has elected to be taxed as a real estate investment trust for U.S. federal income tax purposes.

Forward Looking Statements

Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Although Starwood Property Trust, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.   Factors that could cause actual results to differ materially from the Company’s expectations include completion of pending investments, continued ability to acquire additional investments, competition within the finance and real estate industries, economic conditions, availability of financing and other risks detailed from time to time in the Company’s reports filed with the SEC.

Starwood Property Trust, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations by Segment

For the three months ended September 30, 2013

(Amounts in thousands except per share data)

	Real Estate Investment Lending	Single Family Residential	LNR	Subtotal	LNR VIEs	Total
Revenues:
Interest income from loans	$90,837	$—	$3,208	$94,045	$—	$94,045
Interest income from investment securities	12,301	—	18,792	31,093	(13,289)	17,804
Servicing fees	—	—	59,566	59,566	(23,057)	36,509
Other revenues	116	75	2,229	2,420	(322)	2,098
Rental income	—	5,080	—	5,080	—	5,080
Total revenues	103,254	5,155	83,795	192,204	(36,668)	155,536

Costs and expenses:
Management fees	15,581	3,310	5,298	24,189	46	24,235
Interest expense	29,866	2,287	4,590	36,743	—	36,743
General and administrative	3,748	652	43,752	48,152	183	48,335
Business combination costs	342	—	—	342	—	342
Acquisition and investment pursuit costs	742	223	212	1,177	—	1,177
Residential segment, other operating costs	—	6,023	—	6,023	—	6,023
Depreciation and amortization	—	1,553	3,435	4,988	—	4,988
Loan loss allowance	1,160	—	—	1,160	—	1,160
Other expense	59	—	245	304	—	304
Total costs and expenses	51,498	14,048	57,532	123,078	229	123,307
Income before other income (loss), income taxes and non-controlling interests	51,756	(8,893)	26,263	69,126	(36,897)	32,229

Other income:
Income of consolidated VIEs, net	—	—	—	—	47,963	47,963
Change in fair value of servicing rights	—	—	(3,939)	(3,939)	2,072	(1,867)
Change in fair value of investment securities, net	(157)	—	9,820	9,663	(11,941)	(2,278)
Change in fair value of mortgage loans held-for-sale, net	—	—	25,857	25,857	—	25,857
Earnings from unconsolidated entities	896	—	4,459	5,355	(778)	4,577
Gain on sale of investments, net	6,184	1,875	—	8,059	—	8,059
Loss on derivative financial instruments	(17,166)	—	(5,285)	(22,451)	—	(22,451)
Foreign currency gain, net	9,555	—	25	9,580	—	9,580
OTTI	(52)	—	—	(52)	—	(52)
Other income	—	3,320	385	3,705	—	3,705
Total other income (loss)	(740)	5,195	31,322	35,777	37,316	73,093

Income (loss) before income taxes	51,016	(3,698)	57,585	104,903	419	105,322
Income tax provision	619	—	13,102	13,721	—	13,721
Net income (loss)	50,397	(3,698)	44,483	91,182	419	91,601
Net income attributable to non-controlling interests	1,451	16	—	1,467	419	1,886
Net income (loss) attributable to Starwood Property Trust, Inc.	$48,946	$(3,714)	$44,483	$89,715	$—	$89,715

Definition of Core Earnings

Core Earnings, a non-GAAP financial measure, is used to compute the Company’s incentive fees to its external manager and is an appropriate supplemental disclosure for a mortgage REIT.  For the Company’s purposes, Core Earnings is defined as GAAP net income (loss) excluding non-cash equity compensation expense, the incentive fee, depreciation and amortization (to the extent that the Company owns any properties), any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash adjustments as determined by the Company’s external manager and approved by a majority of the Company’s independent directors.

Reconciliation of Net Income to Core Earnings

For three months ended September 30, 2013

(Amounts in thousands except per share data)

	Real Estate Investment Lending	Single Family Residential	LNR	Total
Net income (loss) attributable to Starwood Property Trust, Inc.	$48,946	$(3,714)	$44,483	$89,715

Add / (Deduct):
Non-cash equity compensation expense	4,041	—	—	4,041
Management incentive fee	2,766	—	2,009	4,775
Change in Control Plan	—	—	7,291	7,291
Depreciation and amortization	—	1,552	234	1,786
Loan loss allowance	1,160	—	—	1,160
Interest income adjustment for securities	(344)	—	874	530
(Gains) / losses on:
Loans held for sale	—	—	(14,355)	(14,355)
Securities	(715)	—	(6,162)	(6,877)
Impairment of real estate	—	78	—	78
Gain on foreclosure of non-performing loans	—	(3,320)	—	(3,320)
Derivatives	17,180	—	11,086	28,226
Foreign currency	(9,433)	—	—	(9,433)
Earnings from unconsolidated entities	—	—	(3,241)	(3,241)
U.S. special servicing intangible	—	—	3,939	3,939
Core Earnings (Loss)	$63,601	$(5,404)	$46,158	$104,355
Core Earnings (Loss) per Weighted Average Diluted Share	$0.37	$(0.03)	$0.27	$0.61

Starwood Property Trust, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations by Segment

For the nine months ended September 30, 2013

(Amounts in thousands except per share data)

	Real Estate Investment Lending	Single Family Residential	LNR	Subtotal	LNR VIEs	Total
Revenues
Interest income from loans	$231,203	$—	$5,468	$236,671	$—	$236,671
Interest income from investment securities	42,179	—	30,550	72,729	(20,108)	52,621
Servicing fees	—	—	112,426	112,426	(36,782)	75,644
Other revenues	291	180	4,201	4,672	(595)	4,077
Rental income	—	8,733	—	8,733	—	8,733
Total revenues	273,673	8,913	152,645	435,231	(57,485)	377,746

Costs and expenses:
Management fees	44,504	6,535	7,572	58,611	64	58,675
Interest expense	66,794	3,587	7,297	77,678	—	77,678
General and administrative	11,401	1,713	84,325	97,439	330	97,769
Business combination costs	17,958	—	—	17,958	—	17,958
Acquisition and investment pursuit costs	1,787	2,105	603	4,495	—	4,495
Residential segment, other operating costs	—	10,622	—	10,622	—	10,622
Depreciation and amortization	—	2,981	5,663	8,644	—	8,644
Loan loss allowance	1,915	—	—	1,915	—	1,915
Other expense	150	—	383	533	—	533
Total costs and expenses	144,509	27,543	105,843	277,895	394	278,289

Income/(Loss) before other income (expense), income taxes and non-controlling interests	129,164	(18,630)	46,802	157,336	(57,879)	99,457
Other income
Income of consolidated VIEs, net	—	—	—	—	79,912	79,912
Change in fair value of servicing rights	—	—	2,175	2,175	(1,144)	1,031
Change in fair value of investment securities, net	(83)	—	16,208	16,125	(19,390)	(3,265)
Change in fair value of mortgage loans held-for-sale, net	—	—	26,315	26,315	—	26,315
Earnings from unconsolidated entities	3,488	—	8,401	11,889	(974)	10,915
Gain/loss on sale of investments, net	19,690	3,278	—	22,968	—	22,968
Gain/loss on derivative financial instruments, net	(2,939)	—	2,874	(65)	—	(65)
Foreign currency gain/loss, net	3,537	—	(42)	3,495	—	3,495
OTTI	(453)	—	—	(453)	—	(453)
Other income	—	3,320	424	3,744	—	3,744
Total other income	23,240	6,598	56,355	86,193	58,404	144,597

Income/(Loss) before income taxes	152,404	(12,032)	103,157	243,529	525	244,054
Income tax provision	1,645	12	24,034	25,691	—	25,691
Net Income/(Loss)	150,759	(12,044)	79,123	217,838	525	218,363
Net income attributable to non-controlling interests	3,599	—	—	3,599	525	4,124
Net income/(loss) attributable to Starwood Property Trust, Inc.	$147,160	$(12,044)	$79,123	$214,239	$—	$214,239

Reconciliation of Net Income to Core Earnings

For nine months ended September 30, 2013

(Amounts in thousands except per share data)

	Real Estate Investment Lending	Single Family Residential	LNR	Total
Net income (loss) attributable to Starwood Property Trust, Inc.	$147,160	$(12,044)	$79,123	$214,239

Add / (Deduct):
Non-cash equity compensation expense	12,870	—	—	12,870
Management incentive fee	2,813	—	2,009	4,822
Change in Control Plan	—	—	15,803	15,803
Depreciation and amortization	—	2,981	346	3,327
Loan loss allowance	1,915	—	—	1,915
Interest income adjustment for securities	(832)	—	4,680	3,848
(Gains) / losses on:
Loans held for sale	—	—	(6,011)	(6,011)
Securities	(463)	—	(11,410)	(11,873)
Impairment of real estate	—	536	—	536
Gain on foreclosure of non-performing loans	—	(3,320)	—	(3,320)
Derivatives	1,744	—	5,049	6,793
Foreign currency	(3,722)	—	—	(3,722)
Earnings from unconsolidated entities	—	—	(5,614)	(5,614)
U.S. special servicing intangible	—	—	(2,175)	(2,175)
Core Earnings (Loss)	$161,485	$(11,847)	$81,800	$231,438
Core Earnings (Loss) per Weighted Average Diluted Share	$1.03	$(0.08)	$0.52	$1.47

Additional information can be found on the Company’s website at www.starwoodpropertytrust.com

Contact: Investor Relations

Phone:  203-422-7788

Email: investorrelations@stwdreit.com